Exhibit 99.1

NATURE’S SUNSHINE ANNOUNCES RESIGNATION
OF DANIEL P. HOWELLS AS CEO, PRESIDENT AND MEMBER OF
THE BOARD OF DIRECTORS

PROVO, UTAH, November 12, 2003 – Nature’s Sunshine Products, Inc. (NASDAQ:NATR), a leading manufacturer and marketer of encapsulated herbs and vitamins, today announced that Daniel P. Howells has resigned as CEO, President and as a member of the Board of Directors.

The Company said that it has instituted a search for his successor and expects to make an appointment within a short period of time.

“We wish Dan the very best,” said Kristine F. Hughes, Chairman and a founder of Nature’s Sunshine. “He served our Company well and his efforts on behalf of Nature’s Sunshine are sincerely appreciated.”

Mr. Howells said he was leaving to pursue personal interests.  “Nature’s Sunshine is a fine company, with an excellent reputation, devoted employees and a dedicated distributor network.  I am very proud to have been associated with the Company,” he commented.

About Nature’s Sunshine Products

Nature’s Sunshine Products manufactures and markets through direct sales encapsulated and tableted herbal products, high quality natural vitamins and other complementary products. In addition to the U.S., the Company has operations in South Korea, Brazil, Mexico, Venezuela, Japan, Thailand, Taiwan, Canada, Colombia, the United Kingdom, Peru, Central America, Ecuador, Israel, Dominican Republic and Singapore.  The Company also has exclusive distribution agreements with selected companies in Argentina, Australia, Chile, New Zealand, Norway and the Russian Federation.

Statements in this press release concerning the Company’s business outlook or future economic performance, anticipated profitability, revenues, expenses or other financial items, and product line growth, together with other statements that are not historical facts, are “forward-looking statements” as that term is defined under Federal Securities Laws.  “Forward-looking statements” are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from those set forth in such statements.  Such risks, uncertainties and factors include, but are not limited to, foreign business risks, industry cyclicality, fluctuations in customer demand and order pattern, changes in pricing and general economic conditions, as well as other risks detailed in the Company’s filings with the Securities and Exchange Commission.

Contact:

Craig D. Huff

Steven S. Anreder

Chief Financial Officer	Anreder Hirschhorn & Co.
Nature’s Sunshine Products, Inc.	10 East 40th Street, Suite 1308
Provo, Utah 84605-9005	New York, NY 10016
(801) 342-4370	(212) 532-3232

For more information, contact us at our website at www.natr.com.